EXHIBIT 10.9
English Summary of
Share Transfer Agreement

Party A: Beijing Huiyuan Duoyuan Digital Printing Technology Institute

Party B: Duoyuan Digital Printing Technology Industry (China) Co., Ltd

Whereas, Langfang Duoyuan Digital Technology Co., Ltd is a company jointly financed and incorporated by Party A and Party B (the "Company"); the registered capital of the Company is RMB 40 million; the Company is a limited liability company approved by the Langfang Commercial Administration Management Bureau.

Whereas, Party A shall own 95% of the total shares of the Company;

Whereas, Party B shall own 5% of the total shares of the Company;

Whereas, Party A has the intent to transfer 90% of the total shares owned by it in the Company ("Transfer Shares");

Whereas, Party B shall be an independent legal person that agrees to purchase the Transfer Shares ("Share Transfer")and participate in the current business operations of the Company;

1. Party A agrees to transfer 90% of the shares owned by it in the Company to Party B;

2. Part B agrees to purchase 90% of the shares owned by Party A in the Company;

3. The board of directors of both parties have discussed and formed the related board resolutions pertaining the Share Transfer;

4. The board of directors of the Company ("Board") have held a board meeting and have formed the board resolutions pertaining to the Share Transfer and waiver of the rights of first refusal of the original shareholders etc.

5. Both parties fully understand their rights and obligations under the Share Transfer and have agreed to proceed with the Share Transfer transaction in accordance to the law.

Both parties shall enter into this Share Transfer Agreement (the "Agreement") in accordance to the law, rules and regulations of the People’s Republic of China (PRC) under fair and just conditions after friendly negotiation and both parties shall jointly comply to the following provisions:

1 Parties

1.1 Transferor:  Beijing Huiyuan Duoyuan Digital Printing Technology Institute

Legal Address: No. 6 Jin Fu Road, Huang Cun Zhen Industrial Development Zone, Daxing District, Beijing

Legal Representative:  Wenhua Guo

Nationality: Chinese

1.2 Transferee: Duoyuan Digital Printing Technology Industry (China) Co., Ltd

Legal Address: No. 3 Jin Yuan Road, Level 4, Industrial Development Zong, Da Xing District, Beijing

Legal Representative:  Wenhua Guo

Nationality: Chinese

2 Signing Venue

2.1 Signing venue of the Agreement: No. 3 Jin Yuan Road, Level 4, Industrial Development Zong, Da Xing District, Beijing

Clause 3  Share Transfer Price

3.1 Party A shall transfer 90% of the shares owned by it in the Company to Party B;

3.2 Party B shall accept the Transfer Shares stated above;

3.3  Both parties agree that the share transfer price shall be based on the book net asset value of the Company dated as of 30th Sept 2005;

3.4 The share transfer price agreed upon by both parties is RMB 36 million ("Share Transfer Price");

3.5 Party A warrants that it has complete and independent rights to the Transfer Shares to be transferred to Party B, and such shares have not been pledged or involved in any dispute and litigation.

4 Share Transfer Payment

4.1 Party B shall pay the applicable Share Transfer Price to Party A in full, in accordance with the provisions in the Agreement within thirty (30) days once  the Agreement becomes effective.

4.2 Party B shall deposit the Share Transfer Price into the bank account specified by Party A.

Clause 5  Share Transfer

5.1 Both parties shall jointly appoint the Board to register the Share Transfer within thirty (30) days once the Agreement becomes effective.

5.2 Procedures for change in the Share Transfer's registration shall be completed within (30)  days after the Agreement becomes effective.

6 Rights and Obligations of Both Parties

6.1 Upon the completion of the Share Transfer, Party B shall own 95% of the shares of the Company and shall enjoy corresponding rights and interests.

6.2 Both parties shall not disclose any information pertaining to the Share Transfer before the share transfer procedures have been completed.

6.3 Party B shall pay the Share Transfer Price in accordance with the provisions in the Agreement.

6.4 Party A shall provide necessary assistance and co-operation to Party B pertaining to the legal procedures, such as approval documents, registration changes etc.

6.5 Party A shall deliver all the shares owned by it in the Company, the  clients and suppliers name lists, technical portfolios, and operations  materials to Party B upon the signing of the Agreement.

6.6 Upon the completion of the change of shareholders registration procedures, Party A shall no long enjoy any rights pertaining to the Company.

6.7 Party A promises to keep strictly confidential with regards to the information pertaining to the company obtained during the term as shareholder(s) / or employee(s) (including but not limitation, financial status,  client resources and business channels) and will not provide such confidential information to any third party for their ownership or use in any manner. Party A shall not utilize the confidential information for its own  business operations.

Clause 7  Liability for Breach

7.1 Any non-compliances of provisions in the Agreement in full of in part by any party shall be deemed as a breach of the Agreement once the Agreement has been signed. The breaching party shall compensate the non-breaching party for any direct economic damages incurred due to the act of breach.

7.2 The non-breaching party has the right to request that the breaching party continue to perform the Agreement when there is an act of breach.

8 Changes and Termination of the Agreement

8.1 Any changes of the Agreement shall be agreed upon by both parties and a written agreement for amendment should be entered into. The Agreement shall continue to be effective if both parties could not agree on any amendment.

8.2 The non-breaching party has the right to request that the breaching party continue to perform the Agreement when there is an act of breach.

8.3 The Agreement can only be terminated if both parties agree to terminate the Agreement. The termination would only be effective if both parties so agree in writing in form of signing and attaching their seals.

Clause 9 Applicable Law and Dispute Resolution

9.1 The applicable law for the Agreement shall be the PRC law.

9.2 Both parties should, in an amicable manner, resolve any dispute(s) arising from the performance of the Agreement or related to the Agreement. Any party shall have the right to initiate a litigation if the dispute(s) cannot be resolved amicably.

Clause 10  Effectiveness and Others

10.1 The Agreement shall become effective once signed and stamped by both parties. There shall be three (3) counterparts of the Agreement, where Part A and Party B shall each hold one counterpart, and the third shall be submitted to the approving authority.

Party A: [Party A's company seal]

Legal representative (authorized representative): /s/ Wenhua Guo

Party B: [Party B's company seal]

Legal representative (authorized representative): /s/ Wenhua Guo

Date of this agreement: October 16, 2005